FORM 5


X	Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

____       Form 3 Holdings Reported

____       Form 4 Transactions Reported


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940



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1.  Name and Address of Reporting Person*

        Kelly, Jr.      Thomas              H.

	(Last)		(First)		(Middle)

	Boston Communications Group
	100 Sylvane Road, Suite 100

        Woburn            MA           01801

	(City)		(State)		(Zip)


2.  Issuer Name and Ticker or Trading Symbol

        AQLA

        Aquila Biopharmaceuticals, Inc.



3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



4.  Statement for Month/Year

	12/99


5.  If Amendment, Date of Original (Month/Year)



6.  Relationship of Reporting Person(s) to Issuer  (Check all applicable)

 ___ Director 				___ 10% Owner

 	    x   Officer (give title below) 	___ Other (specify below)

	Vice President of Administration


7.  Individual or Joint/Group Filing (check applicable line)


 	  x   Form Filed by One Reporting Person

 	___ Form Filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.  Title of Security (Instr. 3)


2.  Transaction Date (Month/ Day/ Year)


3.  Transaction Code (Instr. 8)

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)		Price




5. Amount of Securities Beneficially Owned at the End of Issuer's Fiscal Year (Instr. 3 and 4)


6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)


7.  Nature of Indirect Beneficial Ownership (Instr. 4)


* If the form is filed by more than one Reporting Person, see instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts calls warrants options, convertible securities)


1.  Title of Derivative Security (Instr. 3)

	Stock option


2.  Conversion or Exercise Price of Derivative Security

	$1.813


3.  Transaction Date (Month/ Day/ Year)

	9/23/99


4.  Transaction Code (Instr. 8)

	A*

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	(A)			(D)

	10,000


6.  Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable		Expiration Date


		**			     9/23/09


7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

	Title			Amount or Number of Shares

	Common stock		10,000


8.  Price of Derivative Security (Instr. 5)



9.  Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)

	42,500


10.  Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)


	D

11.  Nature of Indirect Beneficial Ownership (Instr. 4)





Explanation of Responses:

*Stock option granted in a transaction exempt under Rule 16b-3.

**Stock option granted pursuant to Aquila Biopharmaceuticals, Inc.'s 1996 Stock Award and Option Plan. The option was exercisable as to 25% of the shares at grant and becomes exercisable as to the remaining 75% of the shares in equal monthly increments for the next 36 months after grant on the 23rd of each month.




 / s / Thomas H. Kelly, Jr.                        January 30, 2000
Signature of Reporting Person                            Date



Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.